Exhibit 15.1

Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Tel: 9644 9531
Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms F-3 (File No. 333-272645), S-8 (File No. 333-272637) and F-6 (File No. 333-223710) of Meta Data Limited of our report dated December 26, 2023, with respect to the consolidated financial statements of Meta Data Limited included in this Annual Report (Form 20-F) for the year ended August 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in such Registration Statements.

/s/ OneStop Assurance PAC

Singapore

December 26, 2023